Number 91 of the Document Register for 1997
                   -------------------------------------------


                                     D o n e

                      in Frankfurt am Main on July 22, 1997


                   Before me, the undersigned attorney-at-law

                              Dr. Jorg Michael Lang

             as officially appointed representative (Notarvertreter)
                              of the Notary Public
           in the district of the Superior Court of Frankfurt am Main

                                DR. HANS HOFMANN

                   with official domicile at Frankfurt am Main

                                appeared today:

1. a)        Mr. Horst Schultz,Ing. grad.,

   b)        Mrs. Brigitte Schultz,
             both residing at Gebruder-Grimm-Weg 1,
             68804 Altlussheim, Germany,

             -        hereinafter collectively called "The Sellers" -,

             acting as shareholders of

                      (i)     Elba Electric GmbH,
                      (ii)    Elba Modul GmbH,
                      (iii)   Elba AG,
                      (iv)    Elba Ltd.,
                      (v)     Elba s. r. o.,
                      (vi)    Elba S.A.R.L.,
                      (vii)   KRP Power Source B.V.


2.       Mr. Richard J. Thompson,
         with offices at 7900 Glades Road, Suite 500,
         Boca Raton, Florida FL 33434, U.S.A.,

         according to his statement not acting on his own behalf, but rather exclusively for

         a) "Herbert" Zehnte Beteiligungs- und Verwaltungsgesellschaft mbH, with offices at Freiherr-vom-Stein-Strasse 24 - 26,
             D-60323 Frankfurt am Main

               - hereinafter called "Herbert GmbH" -

             a company registered in the Commercial Register of Frankfurt am Main under HR B 42550, acting as partner and future general partner (Komplementar) of


             Herbert Elektronische Gerate GmbH & Co. KG.
             in Grundung,
             with offices at
             Freiherr-vom-Stein-Strasse 24 - 26,
             D-60323 Frankfurt am Main


             - hereinafter called "Herbert GmbH & Co. KG" -


upon its registration in the Commercial Register A of Frankfurt am Main in his capacity as appointed Managing Director of Herbert GmbH having sole power of representation, undertaking to submit a certified copy of an excerpt from the Commercial Register B of Frankfurt am Main as soon as he is entered in the Commercial Register as Managing Director of Herbert GmbH and a certified copy of an excerpt from the Commercial Register A of Frankfurt am Main as soon as Herbert GmbH & Co. KG is registered as limited partnership (Kommanditgesellschaft). A certified copy of the shareholders' resolution by which the managing director Richard J. Thompson was appointed, and a certified copy of the application for the entry of Herbert GmbH & Co. KG in the Commercial Register are attached to this notarial deed as Exhibits A and B;


  b)     Computer Products Inc.,
         with offices at
         7900 Glades Road, Suite 500,
         Boca Raton, Florida FL 33434, USA

           - hereinafter called "Guarantor" -

         in his capacity as Vice President Finance having sole power of representation.

         By way of proof the authority of Mr. Richard J. Thompson to represent the Guarantor, Mr. Richard J. Thompson submitted a legalized Secretary's Certificate of the Assistant Secretary of the Guarantor dated July 7, 1997, which is attached to this notarial deed as Exhibit C.

3.       Dr. Erich Michel, Attorney-at-Law,
         with offices at Freiherr-vom-Stein-Strasse 24 - 26,
         D-60323 Frankfurt am Main,

         according to his statement not acting on his own behalf, but rather exclusively for

         a)   Dutor Holding B. V.,
              with offices at Blaak 555,
              NL-3011 GB Rotterdam, The Netherlands

                      - hereinafter  called "Dutor B. V." -,

      as attorney-in-fact submitting to the officially appointed representative of the notary public by way of proof of his authority to act for the aforementioned company a notarially certified power of attorney with a notarial certificate of authorization (Vertretungsbescheinigung) dated July 9, 1997 which is attached to this notarial deed as Exhibit D;

       b)     Computer Products GmbH
              Maxallee 5
              92224 Amberg

                             -hereinafter called ,,Computer Products GmbH" -,

       a company registered in the Commercial Register of Amberg under HR B 1435 acting as partner and future limited partner (Kommanditist) of Herbert GmbH & Co. KG upon its registration in the Commercial Register A of Frankfurt am Main

       as attorney-in-fact submitting to the officially appointed representative of the notary public by way of proof of his authority to act for the aforementioned company powers of attorney signed by Messrs. Siegfried Georg Kreuzer and Garry John Duffy in their capacity as managing directors of Computer Products GmbH dated July 8, 1997 and July 15, 1997 which are attached to this notarial deed as Exhibits E and F undertaking to submit a certified excerpt of the Commercial Register certifying that Messrs. Siegfried Georg Kreuzer and Garry John Duffy are fully authorized to represent Computer Products GmbH and to sign the power of attorney on its behalf. The original of this document shall be attached to this notarial deed upon receipt by the notary public.

             c)       Computer Products Power
                      Conversion Limited (U.K.),
                      with offices at Garden House,
                      1 High Street,
                      Lane End, High Wycombe
                      Bucks, HP 143 JF,
                      United Kingdom

          - hereinafter called "CPI UK" -,



         as attorney-in-fact submitting to the officially appointed representative of the notary public by way of proof of his authority to act for the aforementioned company a power of attorney signed by Mr. Gary John Duffy in his capacity as director of CPI UK dated July 1997 which is attached to this notarial deed as Exhibit G with the undertaking to sumbit a notarial certification certifying that Mr. Gary John Duffy is fully authorized to represent CPI UK and to sign the power of attorney on its behalf. The original of this document shall be attached to this notarial deed upon receipt by the notary public.


         - Herbert GmbH & Co. KG, Dutor B. V. and CPI UK hereinafter collectively called "The Purchasers" -.


The deponents mentioned under Nos. 1 a), 1 b) and 2) identified themselves by presenting their valid identity cards or passports to the officially appointed representative of the Notary Public.

The deponent mentioned under No. 3 is personally known to the officially appointed representative of the Notary Public.

The deponents expressly requested that this notarial deed be prepared in the English language. They confirm that they have command of the English language. I, Dr. Jorg Michael Lang, as officially appointed representative of the Notary Public, have command of both the German and the English language and certify that I expressly assured myself of the fact that the deponents have sufficient command of the English language. The officially appointed representative of the Notary Public pointed out to the deponents that they can request a German translation of this notarial deed. However, the deponents stated that they do not request a German translation of this notarial deed without, however, waiving their right to request such a translation at a later point in time.

As regards the wording and contents of the Attachments 0.8 through 5 of the following Purchase Agreement, reference is hereby made to the notarial deed No. 90/1997 of the Notary Public Dr. Hans Hofmann with offices in Frankfurt am Main (hereinafter referred to as "Reference Deed") which was also recorded in the English language. Pursuant to ss. 13a Beurkundungsgesetz, the Reference Deed is hereby made an essential part of this notarial deed. The Reference Deed, the original of which is available, is known to us, the deponents, and we waive the reading out aloud and perusal of the Reference Deed and waive the attachment of the Reference Deed to this notarial deed.

The deponents requested the notarization of the following





             AGREEMENT ON THE SALE, PURCHASE AND TRANSFER OF SHARES
             ------------------------------------------------------




                             Schedule of Definitions
                             -----------------------



Elba Electric GmbH         The stated capital of Elba Electric GmbH as defined in Section 1 of the WHEREAS
Stated Capital             clause

Elba Electric GmbH         The Elba Electric GmbH shares as defined in Section 1 of the WHEREAS clause
Shares

Elba Electric GmbH         Elba Electric Gesellschaft mit beschrankter Haftung, Weiherweg 6, 68794
                           Oberhausen-Rheinhausen, Federal Republic of Germany

Elba Modul GmbH            ELBA-modul Gesellschaft zur Herstellung modularer Stromversorgungen mbH,
                           Weiherweg 6, 68794 Oberhausen-Rheinhausen, Federal Republic of Germany

Elba Modul GmbH            The stated capital of Elba-Modul GmbH as defined in Section 2 of the WHEREAS
Stated Capital             clause


Elba Modul GmbH            The shares of Elba-Modul GmbH as defined in Section 2 of the WHEREAS clause
Shares

Elba AG                    EL-BA ELECTRONIC-BAUELEMENTE AG, Obermattstrasse 84, 8330 Pfaeffikon, Switzerland

Elba AG                    The stated capital of Elba AG as defined in Section 3 of the WHEREAS clause
Stated Capital

Elba AG                    The shares of Elba AG as defined in Section 3 of the WHEREAS clause
Shares

Elba AG Trust Share        The Elba AG Share held in trust by Mr. Heinz Stengel as defined in Section 3 of the WHEREAS clause

Elba Ltd.                  Elba Electronics, Ltd., Carrwood Road, Chesterfield Trading Estate, S41 9QB,
                           Derbyshire, United Kingdom

Elba Ltd.                  The stated capital of Elba Ltd. as defined in Section 4 of the WHEREAS clause
Stated Capital

Elba Ltd.                  The shares of Elba Ltd. as defined in Section 4 of the WHEREAS clause
Shares

Elba s.r.o.                ELBA-elektric-produktion s.r.o., Jirkov, Kludskeho 1320, Czech Republic

Elba s.r.o.                The stated capital of Elba s.r.o. as defined in Section 5 of the WHEREAS clause
Stated Capital

Elba s.r.o.                The share of Elba s.r.o. as defined in Section 5 of the WHEREAS clause
Share

Elba S.A.R.L.              Elba electronique S.A.R.L., l'Isle d'Abbeau, 29 Rue Concorcet, 38090
                           Vaulx-Milieu, France

Elba S.A.R.L.              The stated capital of Elba S.A.R.L. as defined in Section 6 of the WHEREAS clause
Stated Capital

Elba S.A.R.L.              The shares of Elba S.A.R.L. as defined in Section 6 of the WHEREAS clause
Shares

KRP                        KRP Power Source B.V., Nieuwe Donk 6, 4870 AC Etten-Leur, The Netherlands

KRP                        The authorized stated capital of KRP Power Source B.V. as defined in Section 7
Stated Capital             of the WHEREAS clause

KRP                        The shares of KRP as defined in Section 7 of the WHEREAS clause
Shares

Companies                  Shall mean Elba Electric GmbH, Elba Modul GmbH, Elba AG, Elba Ltd. and ELBA
                           s.r.o., collectively

Elba Electric GmbH
Subsidiaries               Shall mean Elba S.A.R.L. and KRP collectively

ELBA GROUP                 Shall mean the Companies and the Elba Electric GmbH Subsidiaries collectively
Companies

Shares                     Shall mean the Elba Electric GmbH Shares, the Elba Modul GmbH Shares, the Elba
                           s.r.o. Share, the Elba Ltd. Shares, the Elba AG  Shares, the Elba S.A.R.L.
                           Shares and the KRP Shares, collectively
Effective Date             Shall mean the date defined in Section 1.2

Shareholder Loan           Shall mean the loan receivable due to Mr. Schultz from Elba Electric GmbH as defined in Section 8 of the WHEREAS clause

Share Purchase Price       Shall mean the purchase price for the Shares as defined in Section 2.1

Loan Purchase Price        Shall mean the purchase price for the Shareholder Loan as defined in Section 2.1

Total Purchase Price       Shall mean the Share Purchase Price and the Loan Purchase Price collectively as defined in Section 2.2

Escrow Amount              Shall mean the amount defined in Section 2.3

Escrow Account             Shall mean the account defined in Section 2.4

Pledge                     Shall have the meaning as defined in Section 2.4

Disbursement Date          Shall have the meaning as defined in Section 2.4

Effective Date             Shall mean combined financial statement including
Balance  Sheet             profit and loss statement of the ELBA GROUPCompanies
                           as of the  Effective  Date according to German
                           Commercial Code (HGB-Vorschriften) as defined in Section 2.5

Resolution Period          Shall mean the 30-day-period as defined in Section 2.5

Arbitrator                 Shall mean the qualified professional (,,Wirtschaftsprufer") and member of a reputable German Auditing Firm as defined in Section 2.5

Funded Debt                Shall mean any indebtedness of the ELBA GROUP Companies for borrowed money as defined in Section 2.6
Adjustment Amount          Shall mean the amount of the Purchase Price Adjustment as defined in Section 2.6

Executed Agreements        Shall mean the Agreements, Schedules Exhibits, Documents and Instruments as
                           defined in Section 3.6

Combined Financial         Shall mean the financial statements as defined in Section 3.11
Statements

German GAAP Shall mean German generally accepted accounting principles("Grundsatze ordnungsgemasser Buchfuhrung") according to German Commercial Code
                           (HGB-Vorschriften) as defined in Section 2.5

Annual Statements          Shall mean the annual statements of the ELBA GROUP Companies as defined in
                           Section 3.11.2

Local GAAP                 Shall mean generally accepted accounting principles applied in the respective jurisdiction as defined in Section 3.11.2

Real Estate                Shall mean the real estate owned by the ELBA GROUP Companies as defined in
                           Section 3.16

Rented Real Estate         Shall mean the real estate rented by the ELBA GROUP Companies as defined in
                           Section 3.16

Material Contracts         Shall mean the agreements and obligations of the ELBA GROUP Companies as defined in Section 3.23

Loss                       Shall have the meaning as set forth in Section 4.1

Losses                     Shall have the meaning as set forth in Section 4.1

Indemnified Party          Shall have the meaning as set forth in Section 4.1

Indemnifying Party         Shall have the meaning as set forth in Section 4.1

The Banks Shall have the meaning as set forth in Section 5.





                                                  WHEREAS:

1. The Sellers are the sole shareholders of Elba Electric Gesellschaft mit beschrankter Haftung, a company which is incorporated under the laws of the Federal Republic of Germany, which is registered in department B of the Commercial Register of the Lower Court (Amtsgericht) of Bruchsal under HRB 0227-PH and has its main business establishment at Weiherweg 6, 68794 Oberhausen-Rheinhausen, Federal Republic of Germany (hereinafter ,,Elba Electric GmbH").

         The stated capital of Elba Electric GmbH (hereinafter referred to as the ,,Elba Electric GmbH Stated Capital") is DM 400,000.00, is fully paid up and consists of the following shares (hereinafter referred to as the ,,Elba Electric GmbH Shares"):

  (1)  (a share in the nominal amount of DM 18,000.00 held by Mr. Schultz)
  (2)  (a share in the nominal amount of DM 162,000.00 held by Mr. Schultz)
  (3)  (a share in the nominal amount of DM 180,000.00 held by Mr. Schultz)
  (3)  (a share in the nominal amount of DM 2,000.00, held by Ms. Schultz)
  (4)  (a share in the nominal amount of DM 18,000.00, held by Ms. Schultz)
  (5)  (a share in the nominal amount of DM 20,000.00, held by Ms. Schultz)

2. Furthermore the Sellers are the sole shareholders of ELBA - modul Gesellschaft zur Herstellung modularer Stromversorgungen mbH, a company which is incorporated under the laws of the Federal Republic of Germany, which is registered in department B of the Commercial Register of the Lower Court (Amtsgericht) of Bruchsal under HRB 384-PH and has
         its   main    business establishment    at    Weiherweg   6,   68794
         Oberhausen-Rheinhausen, Federal Republic of Germany (hereinafter "Elba Modul GmbH").

         The stated capital of Elba Modul GmbH (hereinafter referred to as the "Elba Modul GmbH Stated Capital") is DM 100,000.00, is fully paid up and consists of the following shares (hereinafter referred to as the "Elba Modul GmbH Shares"):

(1) (two shares in the nominal amount of DM 40,000.00 each held by Mr. Schultz)
(2) (two shares in the nominal amount of DM 10,000.00 each held by Ms. Schultz)

3. Furthermore the Sellers and Mr. Heinz Stengel (in trust for Mr. and Ms. Schultz) are the sole shareholders of EL-BA Electronic-Bauelemente AG, a company which is incorporated under the laws of Switzerland, which is registered under company number CH-020.3.907.635-3 in the Commercial Register of the Kanton Zurich and has its main business establishment at Obermattstra(beta)e 84, 8330
          Pfaffikon, Switzerland (hereinafter "Elba AG").

         The stated capital of Elba AG (hereinafter referred to as the "Elba AG Stated Capital") is Swiss Francs 100,000.00 is fully paid up and consists of the following issued shares (hereinafter referred to as the "Elba AG Shares"):

     (1) (100 shares in the nominal amount of Swiss Francs 500.00 each held by Mr. Schultz)
     (2) (99 shares in the nominal amount of Swiss Francs 500.00 each , held by Ms. Schultz)
     (3) (one share in the nominal amount of Swiss Francs 500.00, held in trust by Heinz Stengel for Mr. Schultz (hereinafter "Elba AG Trust Share"))

4. Furthermore Mr. Schultz and members of the Randolph McDonald family are the sole shareholders of Elba Electronics Ltd., a company which is incorporated under the laws of the United Kingdom, which is registered under company number 2129130 in the Company Register of Cardiff and has its main business establishment at Carrwood Road, Chesterfield Trading Estate, S41 9QB Derbyshire, United Kingdom (hereinafter ,,Elba Ltd.").

         The stated capital of Elba Ltd. (hereinafter referred to as the "Elba Ltd. Stated Capital") is Pound Sterling 100.00, is fully paid up and consists of the following issued shares (hereinafter referred to as the "Elba Ltd. Shares"):

     (1) (50 shares in the nominal amount of one Pound Sterling each held by Mr. Schultz)

     (2) (11 shares in the nominal amount of one Pound Sterling each held by Mr. Randolph McDonald)

     (3) (10 shares in the nominal amount of one Pound Sterling each held by Ms. Keren Fiore)

     (4) (2 shares in the nominal amount of one Pound Sterling each, held by Mr. Luca Fiore-McDonald)

     (5) (2 shares in the nominal amount of one Pound Sterling each held by Ms. Saffron Fiore-McDonald)

     (6) (25 shares in the nominal amount of one Pound Sterling each held by Ms. Schultz).

5.        Furthermore Mr.    Schultz    is   the    sole    shareholder    of
          ELBA-elektric-produktion s.r.o. a company which is incorporated under the laws of the Czech Republic, which is registered in Section "C" of the Commercial Register of the County Commercial Court of Usti nad Labem under No. 8906 and has its registered seat at Jirkov, Kludskeho 1320, Czech Republic at and its production unit at Zadni Vinohrady ul. Alfonse Muchy, 43001 Chomutov, the Czech Republic (hereinafter "Elba s.r.o.").

         The stated capital of Elba s.r.o. (hereinafter referred to as the ,,Elba s.r.o. Stated Capital") is Czech Crowns 100,000.00, is fully paid up and consists of the following share (hereinafter referred to as the ,,Elba s.r.o. Share"):

     - (one share (Gesellschaftsanteil) in the nominal amount of Czech Crowns 100,000.00, held by Mr. Schultz)

6. Furthermore the Sellers, Elba Electric GmbH and Mr. Francois Lantelme are the sole shareholders of Elba electronique S.A.R.L., a company which is incorporated under the laws of the French Republic, which is registered with the Registry of Commerce and Companies of Vienne under No. B 385 123 419 and has its main business establishment at Domaine d'Entreprises de L'Isle d'Abbeau, 29 Rue Concorcet, 38090 Vaulx-Milieu, France (hereinafter "Elba S.A.R.L.").

         The stated capital of Elba S.A.R.L. (hereinafter referred to as the "Elba S.A.R.L. Stated Capital") is French Francs 700,000.00, is fully paid up and consists of the following issued shares (hereinafter referred to as the "Elba S.A.R.L. Shares"):

     (1) (700 shares in the nominal amount of French Francs 100.00 each held by Mr. Schultz)
     (2) (700 shares in the nominal amount of French Francs 100.00 each held by Ms. Schultz)
     (3) (4,900 shares in the nominal amount of French Francs 100.00 each held by Elba Electric GmbH)
     (4) (700 shares in the nominal amount of French Francs 100.00 each held by Mr. Francois Lantelme)

7. Furthermore Elba Electric GmbH and MAW Holding B.V. are the sole shareholders of KRP Power Source B.V., a company which is incorporated under the laws of the Netherlands, which is registered with the Chamber of Commerce (Kamer van Koophandel en Fabrieken voor Westelijk Noord-Brabant) under No. 69711 and has its main business establishment at Nieuwe Donk 6, 4870 AC Etten-Leur, The Netherlands (hereinafter "KRP").

         The authorized capital of KRP (hereinafter referred to as the "KRP Stated Capital") is Dutch Guilders 200,000.00. The stated capital of KRP is Dutch Guilders 100,000.00, is fully paid up and consists of the following issued shares (hereinafter referred to as the "KRP Shares"):

     (1) (60 shares in the nominal amount of Dutch Guilders 1,000.00 each held by Elba Electric GmbH)
     (2) (40 shares in the nominal amount of Dutch Guilders 1,000.00 each held by MAW Holding B.V.)

         Elba Electric GmbH, Elba Modul GmbH, Elba s.r.o., Elba Ltd., and Elba AG hereinafter are collectively referred to as "Companies". Elba S.A.R.L. and KRP hereinafter are collectively referred to as "Elba Electric GmbH Subsidiaries". The Companies and the Elba Electric GmbH Subsidiaries hereinafter are collectively referred to as "ELBA GROUP Companies".

     The Elba Electric GmbH Shares, the Elba Modul GmbH Shares, the Elba s.r.o. Share, the Elba Ltd. Shares, the Elba AG Shares, the Elba S.A.R.L. Shares and the KRP Shares hereinafter are collectively referred to as "Shares".

   8. Furthermore, Mr. Schultz is the owner of a loan receivable from Elba Electric GmbH in the principal amount of DM 2,285,429.00 plus interest accrued thereon since July 18, 1997 (the "Shareholder Loan"). The Shareholder Loan represents the remaining balance of such loan as of December 31, 1996, together with accrued interest, net of (i) a loan received by Mr. Schultz from Elba Modul GmbH and (ii) a loan received by Ms. Schultz from Elba Electric GmbH, as shown in

                                 Attachment 0.8

         of the reference deed and after deduction for payments thereon, as shown on such Attachment 0.8.of the reference deed. The results of the netting process as mentioned above are shown in the Netting Agreement on Shareholder Loans and Payables in Exhibit 0.8.

9. The Sellers wish to sell, and the Purchasers wish to purchase the Shares and the Shareholder Loan. It is the common understanding of the parties that 60 KRP Shares and 4,900 Elba S.A.R.L. Shares will be acquired by the Purchasers through the acquisition of the Elba Electric GmbH Shares and that on the Effective Date (as defined in Section 1.2) the Sellers will sell and transfer all Shares held by them, and have the right to cause, and shall cause, all Shares not held by them or Elba Electric GmbH to be transferred to Purchasers such that the Purchasers collectively will directly or indirectly own 100% of the Shares as of the Effective Date.

NOW, THEREFORE, the parties hereto agree as follows:


                                    SECTION 1
    Sale and Transfer of the Shares and of the Shareholder Loan, Completion
             Mechanics, Right to Receive Dividends, Effective Date

1.1 Upon the terms and conditions of this Agreement the Sellers hereby sell and transfer and will cause to be transferred to Purchasers the Shares including all ancillary rights attached as described in this Section
         1.1 below.

                  1.1.1 Out of the Elba Electric GmbH Shares Mr. Schultz sells and transfers to Herbert GmbH & Co. KG a share in the nominal amount of DM 18,000.00, a share in the nominal amount of DM 162,000.00 and a share in the nominal amount of DM 180,000.00. Ms. Schultz sells and transfers to Herbert GmbH & Co. KG a share in the nominal amount of DM 2,000.00, a share in the nominal amount of DM 18,000.00 and a share in the nominal amount of DM 20,000.00.

                  1.1.2 Out of the Elba Modul GmbH Shares Mr. Schultz sells and transfers to Herbert GmbH & Co. KG two shares in the nominal amount of DM 40,000.00 each and Ms. Schultz sells and transfers to Herbert GmbH & Co. KG two shares in the nominal amount of DM 10,000.00 each.

                  1.1.3 Out of the Elba AG Shares, Mr. Schultz sells and transfers to Dutor B.V. 100 shares in the nominal amount of Swiss Francs 500.00 each, Ms. Schultz sells and transfers to Dutor B.V. 99 shares in the nominal amount of Swiss Francs
                  500.00 each and Mr. Schultz herewith assigns all rights and claims he has under the trust agreement with Mr. Stengel regarding the Elba AG Trust Share to Dutor B.V. which herewith accepts the assignment. Such trust agreement is being terminated by Mr. Schultz as of the day of this deed.

                  1.1.4 Out of the Elba Ltd. Shares Mr. Schultz sells and transfers to CPI UK 50 shares in the nominal amount of one Pound Sterling each, and Ms. Schultz sells and transfers to CPI UK 25 shares in the nominal amount of one Pound Sterling each. Out of the Elba Ltd. Shares held by other shareholders holding such shares as identified in Section 4 of the WHEREAS clause Mr. Schultz also sells to CPI UK 25 shares in the nominal amount of one Pound Sterling each, and will cause such shareholders to transfer to CPI UK such Elba Ltd. Shares on the Effective Date.

                  1.1.5 Mr. Schultz sells and transfers to Dutor B.V. the Elba s.r.o. Share held by Mr. Schultz.


               1.1.6 Out of the  Elba  S.A.R.L. Shares  Mr.  Schultz  sells and transfers to Herbert GmbH & Co. KG 700 shares in the nominal amount of French Francs 100.00 each and Ms. Schultz sells and transfers to Herbert GmbH & Co. KG 700 shares in the nominal amount of French Francs 100.00 each. Out of the Elba S.A.R.L. Shares held by Mr. Francois Lantelme, Mr. Schultz sells to Herbert GmbH & Co. KG 700 shares in the nominal amount of French Francs 100.00 each and will cause Mr. Francois Lantelme to transfer to Herbert GmbH & Co. KG such Elba S.A.R.L. Shares on the Effective Date.

               1.1.7Out of the KRP Shares held by MAW Holding  B.V.,  Mr.Schultz sells to Herbert GmbH & Co. KG 40 shares in the nominal amount of Dutch Guilders 1,000.00 each and will cause MAW Holding B.V. to transfer to Herbert GmbH & Co. KG such KRP Shares on the Effective Date.

The Purchasers respectively accept such sale and transfer as outlined above.

         Dutor B.V. in its capacity as new shareholder of Elba s.r.o. accepts and acceeds to the current wording of the Articles of Association of Elba s.r.o..

 1.2 The transfer of the Shares in accordance with this Agreement shall become effective on the date hereof (the "Effective Date").

 1.3 In order to effectuate the transfer of title in the Shares in accordance with this Agreement, the Sellers have implemented and have caused to have implemented, as of the Effective Date, the formal steps set forth on

                                 Attachment 1.3.

         of the reference deed.

1.4 The dividend of the current fiscal year as well as the dividends of previous fiscal years which have not been distributed to shareholders (e.g. accumulated rights to receive a dividend and profits of previous fiscal years with respect to which no resolution on the appropriation of results (Ergebnisverwendung) has been passed) regarding the Companies shall be exclusively accrued to the respective Purchasers.

         The dividend of the current fiscal year as well as the dividends of previous fiscal years which have not been distributed to shareholders (e.g. accumulated rights to receive a dividend and profits of previous fiscal years with respect to which no resolution on the appropriation of results (Ergebnisverwendung) has been passed) regarding the Elba Electric GmbH Subsidiaries shall be exclusively accrued to Elba Electric GmbH or the respective Purchaser, as the case may be.

1.5 Upon the terms and conditions of this Agreement the Sellers herewith sell and assign to Herbert GmbH & Co. KG the Shareholder Loan. Herbert GmbH & Co. KG herewith accepts such sale and assignment.


                                    SECTION 2
                         Purchase Price, Escrow Account

 2.1 The aggregate purchase price for the Shares shall be DM 49,714,571.00 (in words: Deutsche Mark forty-nine million sevenhundred fourteen thousand fivehundred seventy-one) (the ,,Share Purchase Price"), subject to adjustment as hereinafter provided.

         Of the Share Purchase Price, an amount of DM 32,906,917.00 (which includes amounts in respect of the Elba S.A.R.L. Shares (DM 272,098.00) and KRP Shares (DM 9,491,048.00) held by Elba Electric GmbH) as of the Effective Date represents the purchase price for the Elba Electric GmbH Shares.

         Of the Share Purchase Price, an amount of DM 5,428,740.00 represents the purchase price for the Elba Modul GmbH Shares.

         Of the Share Purchase Price, an amount of DM 1,578,468.00 represents the purchase price for the Elba AG Shares.

         Of the Share Purchase Price, an amount of DM 3,351,468.00 represents the purchase price for the Elba Ltd. Shares.

         Of the Share Purchase Price, an amount of DM 7,000.00 corresponding to the equivalent amount of Czech Crowns on the day of execution of this Agreement and according to the official rate of the Czech National Bank represents the purchase price for the Elba s.r.o. Share.

         Of the Share Purchase Price, an amount of DM 116,613.00 represents the purchase price for the Elba S.A.R.L. Shares purchased from the Sellers as of the Effective Date.

         Of the Share Purchase Price, an amount of DM 6,325,365.00 represents the Purchase Price for the KRP Shares purchased from the Sellers as of the Effective Date.

         The purchase price for the Shareholder Loan shall be DM 2,285,429.00 (the "Loan Purchase Price") subject to adjustment as hereinafter provided.

 2.2 Of the Share Purchase Price and the Loan Purchase Price (hereinafter collectively "Total Purchase Price" which shall amount to an aggregate of DM 52,000,000.00), an amount of DM 46,800,000.00 (in words: Deutsche Mark forty-six million eighthundred thousand) shall be paid by the Purchasers on the Effective Date by means of wire transfers, in accordance with joint written payment instructions received from Sellers, simultaneously with tender of delivery of the Shares in form proper for transfer and other instruments set forth in Attachment 1.3 of the reference deed. Payment in accordance with such instructions shall discharge the Purchasers vis-a-vis both Sellers.

2.3 A further amount of DM 5,200,000.00 (the "Escrow Amount") shall be paid on the Effective Date into the account no. 8839383-00 (bank identification no. 30040000) (the "Escrow Account") with Commerzbank AG Dusseldorf jointly opened and managed by the Sellers in accordance with the following provisions.

 2.4 The Escrow Amount shall serve to partially secure any claims the Purchasers may have against the Sellers hereunder and is pledged to the Purchasers according to the pledge agreement in

                                 Attachment 2.4

         of the reference deed (the "Pledge"). The Escrow Amount together with any interest, dividends or other profits accrued (unless distributed) but less all bank fees shall be released to the Sellers on September 1, 1998, less any amounts as shall be necessary to cover any claims under this Agreement pursuant to the adjustment of the Purchase Price, with respect to accounts receivable pursuant to Section 3.12 or the indemnification obligations of Sellers under Section 4 hereof as set forth below. Interest, dividends or other profits accrued on the Escrow Account shall be added to, and may be withdrawn together with the principal amount. In case that the Total Purchase Price is adjusted downward, the Purchasers shall be entitled to the interest, dividends or other profits accrued on the Escrow Account on the respective amount of the price reduction.

         The Pledge shall be released by the Purchasers in full on September 1, 1998 (the "Disbursement Date"); provided, however, that if prior to the Disbursement Date the Purchasers shall notify the Sellers that it has made a claim under Section 4 hereof (relating to indemnification), then an amount equal to the amount of each such claims shall be held in pledge (beyond the Disbursement Date, if necessary). Any amounts held in Pledge beyond the Disbursement Date shall be released to the Sellers on November 1, 1998 unless prior to that date (i) the Purchaser filed legal suit pursuant to Section 9.7 in respect of a claim under Section 4 hereof, and (ii) provided the Sellers with evidence of such filing. Any amounts held in Pledge on such date in excess of amounts claimed in such filing shall be released from Pledge on such date;

2.5 The Guarantor will prepare and deliver to the Sellers a combined balance sheet and profit and loss statement of the ELBA GROUP Companies as of the Effective Date (the "Effective Date Balance Sheet") within onehundred twenty (120) days of the Effective Date. The Effective Date Balance Sheet shall be (i) prepared in accordance with German generally accepted accounting principles ("Grundsatze ordnungsgemasser Buchfuhrung") according to the German Commercial Code (HGB-Vorschriften) (hereinafter referred to as German GAAP) and (ii) applied (to the extent in accordance with (i) above) under observance of continuity in the accounting and evaluation principles in the preparation of the combined balance sheet of the ELBA GROUP Companies as at December 31, 1996, and shall be audited by Arthur Andersen. The Guarantor shall make available to the Sellers (and Coopers & Lybrand) such books, records and work papers and provide access to such personnel as are reasonably necessary in order to review the Effective Date Balance Sheet. Within thirty (30) days after receipt of the Effective Date Balance Sheet by the Sellers, the Sellers may give written notice of disagreement with the Effective Date Balance Sheet to the Guarantor. If within such 30-day period the Sellers shall accept the Effective Date Balance Sheet by written notice to the Guarantor or shall not otherwise give written notice of disagreement to the Guarantor within such 30-day period, the Effective Date Balance Sheet shall be deemed accepted. If the Sellers shall give the Guarantor notice of any disagreement, the Sellers and the Guarantor will, if possible, resolve the matter(s) in dispute promptly after notice thereof. Any disputed matter(s) that are not resolved by the parties within the 30-day period following the receipt of such notice of disagreement (the "Resolution Period") will be set forth in writing by the Sellers and the Guarantor and such matter(s) shall be submitted to one arbitrator being a qualified professional ("Wirtschaftsprufer") and member of a reputable German auditing firm (the "Arbitrator") for final and binding resolution. The Arbitrator shall be agreed upon between the parties and, if the parties are unable to so agree within the 10-day period following expiration of the Resolution Period, shall be selected by the Chamber of Commerce (Industrie- und Handelskammer) Frankfurt am Main. The Arbitrator shall be directed to consider only those matters in dispute and to act promptly to resolve all disputed matters, and its decision (which shall be in writing) with respect thereto shall be final and binding upon the parties hereto. If a notice of disagreement is received by the Guarantor, then the Effective Date Balance Sheet as adjusted by the parties or the Arbitrator, as the case may be, shall be final and binding upon the parties hereto on the earlier of (i) the date the parties resolve in writing all disputed matters and (ii) the date all disputed matters are finally resolved in writing by the Arbitrator. The fees and expenses, if any, of the Arbitrator shall be paid by the Guarantor and/or by the Sellers. The allocation of such fees and expenses to the Guarantor and/or the Sellers shall be finally resolved by the Arbitrator in application by analogy of the principles set forth under Sec. 91 et seq. of the German Civil Procedure Code. The parties shall cooperate with the Arbitrator to enable the Arbitrator to render his decision within 30 days of his appointment.

2.6 In the event that the net equity according to German GAAP as shown on the Effective Date Balance Sheet increased by the amount of any accruals for any environmental liability risks associated with the Real Estate or the Rented Real Estate is less than DM 10,000,000.00 (in words: Deutsche Mark ten million), the Total Purchase Price shall be reduced by a sum equal to the aggregate amount of any such deficiency (the ,,Adjustment Amount"). The Adjustment Amount, if any, shall be paid to the Purchasers first from the Escrow Amount and next from Sellers to the extent of any deficiency in the Escrow Amount after the Effective Date Balance Sheet shall, subject to adjustments, if any, be accepted by the Sellers or otherwise shall become final and binding upon the parties in accordance with Section 2.5 hereof. In addition to the forgoing purchase price adjustment, the Total Purchase Price will be reduced on a DM for DM basis for the amount of any payments (including but not limited to the payment of approximately DM 242,800.00 made to Commerzbank AG in June 1997) made by any of the ELBA GROUP Companies since January 1, 1997 and not refunded by the Sellers in respect of borrowed money, excluding the Shareholder Loan and excluding inter-company loans (hereinafter "Funded Debt"), except regular amortization thereof in the ordinary course of business.


                                    SECTION 3
                     Sellers' Representations and Warranties

The Sellers as joint debtors (Gesamtschuldner) represent and warrant to the Purchasers in the form of an independent promise of guarantee (selbstandiges Garantieversprechen) that the following statements are true and accurate as of the Effective Date:



3.1 The statements made in the Whereas clause of this Agreement with respect to the Sellers and the ELBA GROUP Companies are complete and correct. All of the Shares have been duly and validly issued and are fully paid and non-assessable. There are no options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character to which the ELBA GROUP Companies or each of them is/are a party or otherwise bound which provide for the purchase or issuance by the ELBA GROUP Companies of any authorized but not outstanding, or authorized and outstanding, shares of capital stock of the ELBA GROUP Companies. There is no personal liability, and there are no preemptive or similar rights, attached to the Shares.

3.2 Elba Electric GmbH and Elba Modul GmbH each are corporations with limited liability (Gesellschaft mit beschrankter Haftung) duly organized under the laws of the Federal Republic of Germany and validly existing in accordance with the excerpt of the Commercial Register as

                                 Attachment 3.2a

         of   the  reference  deed and the Articles of  Association  filed with the Commercial Register and attached as

                                 Attachment 3.2b

         of the reference deed. There are no shareholder resolutions amending the Articles of Association which have not yet been registered in the Commercial Register, nor are there any side agreements relating to the constitution or organization of the Elba Electric GmbH and Elba Modul GmbH.

3.3 Elba s.r.o., Elba Ltd., Elba S.A.R.L., Elba AG and KRP are, as the case may be, either companies with limited liability or stock corporations with limited liability duly organized under the laws of the Czech Republic or the United Kingdom or Switzerland or the French Republic or the Netherlands, as the case may be, and validly existing in accordance with the respective excerpts of the Commercial Registers attached as

                                 Attachment 3.3a

         of the reference deed and the Articles of Association filed with the respective Commercial Registers and attached as

                                 Attachment 3.3b

         of the reference deed. There are no shareholder resolutions amending the Articles of Association which have not yet been registered in the respective Commercial Register, nor are there any side agreements relating to the constitution or organization of Elba s.r.o., Elba Ltd., Elba S.A.R.L., Elba AG and KRP.

3.4 The ELBA GROUP Companies have no equity participations or other ownership interests in other businesses or entities and are under no obligation to acquire such participation or interest, or to invest in, make loans to, or to share profits with, any other business, entity or person.

3.5 The ELBA GROUP Companies have not entered into any agreement relating to the establishment of a silent partnership or into any affiliation agreement(Unternehmensvertrage)within the meaning ofSection 291 et seq. of the German Stock Corporation Act (Aktiengesetz).

3.6 Sellers and each other holder of Shares own all title in the Shares held by them as described in the WHEREAS clause free of any third party rights. Sellers have the right to cause such other shareholders to transfer the Shares held by them in accordance herewith. Upon transfer of the Shares in accordance herewith on the Effective Date, the Shares will be free from any encumbrances or any other rights for the benefit of third parties unless caused by the Purchasers. Sellers have the right and the power to freely dispose of the Shares and there is no consent required from any third party (including, without limitation, any holder thereof identified in the WHEREAS clause) which has not been obtained. All preemptive rights applicable to the transfer of the Shares have been terminated or waived. The sale and transfer of the Shares do not violate the rights of any third party. The Shares do not constitute all or substantially all of the Sellers' assets.

         The execution and delivery by the Sellers of this Agreement and all of the agreements, Schedules, Exhibits, documents and instruments specifically provided hereunder to be executed and/or delivered by any or all of them (all of the foregoing, including this Agreement, being hereinafter collectively called the ,,Executed Agreements"), the performance by the Sellers (to the extent that they are parties thereto) of their respective obligations under the Executed Agreements, and the consummation of the transactions contemplated by the Executed Agreements, have been duly and validly authorized by all necessary corporate action on the part of the ELBA GROUP Companies and by the Sellers. Neither the execution and delivery by the Sellers of the Executed Agreements, nor the consummation of the transactions contemplated thereby, nor the performance by the Sellers of their respective obligations under the Executed Agreements, shall (nor with the giving of notice or the lapse of time or both would) (i) conflict with or result in a breach of any provision of the organizational and governing documents of any of the ELBA GROUP Companies, (ii) to Sellers' best knowledge, give rise to a default, or any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which any of the ELBA GROUP Companies is a party or by which it or any of its properties or assets may be bound, (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the ELBA GROUP Companies, or the Sellers or any of their respective properties or assets other than laws, rules and regulations of the United States of America, or (iv) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance or similar claim upon any of the properties or assets of the ELBA Group Companies.

 3.7 The Shares are fully paid up and no open or concealed repayment of capital contributions has occurred.

 3.8 As of December 31, 1996 the combined Funded Debt of the ELBA GROUP Companies was as set forth in


                                Attachment 3.8a.

         of the reference deed. Since December 31, 1996 through the Effective Date the ELBA GROUP Companies have made no payments in Funded Debt except regular amortization thereof required thereunder in the ordinary course of business as set forth in

                                Attachment 3.8.b.

         of the reference deed. As of the Effective Date, all Funded Debt will be satisfied in full. Attachment 0.8 is a correct description of the balance of the Shareholders Loan as of the Effective Date and all payments made thereon since December 31, 1996. Except as set forth in the Annual Statements, there are no amounts due to the ELBA GROUP Companies from Sellers.

3.9      [Intentionally left blank.]

3.10 No bankruptcy or composition proceedings have been initiated and are still pending against the Sellers or the ELBA GROUP Companies or its Subsidiaries and there are to the best of Seller's knowledge currently no circumstances which would justify the initiation of such proceedings in the future.

3.11.    Annual Statements

3.11.1 The combined financial statements (including balance sheet, profit and loss account and notes) of the ELBA GROUP Companies for the fiscal year ended December 31, 1996 (hereinafter "the Combined Financial Statements") attached as

                                Attachment 3.11.1

         of the reference deed have been prepared in accordance with German GAAP. These Combined Financial Statements present a true and fair view of the assets, equity, liabilities and results situation of the ELBA GROUP Companies for the period and at such date which is in accordance with the actual circumstances within the meaning of Section 297 of the German Commercial Code (Handelsgesetzbuch).

 3.11.2 The annual financial statements (including balance sheet, profit and loss account and notes) of the ELBA GROUP Companies for the fiscal year ended December 31, 1996, originals or copies of which have been delivered to the Purchasers, have with the exception of Elba AG been prepared in accordance with generally accepted accounting principles (Grundsatze ordnungsgema(beta)er Buchfuhrung) applied in the respective jurisdiction (hereinafter referred to as
        "local  GAAP") as well as observing  continuity  in the  accounting  and evaluation principles except as expressly stated otherwise in the Annual Statements and present a true and fair view of the assets, finances and results situation of the respective ELBA GROUP Companies for such periods and at such dates which is in accordance with local GAAP. While the Annual Statements of Elba AG may neither be in compliance with applicable statutory provisions nor local GAAP, the Sellers hereby expressly warrant and guarantee that the Annual Statements of Elba AG nevertheless present a true and fair view of the assets, finances, liabilities and results situation of Elba AG. The accounting books and records of the ELBA GROUP Companies are complete and correct, have been maintained in accordance with good business practices and, except for Elba AG, applicable law, and accurately reflect the financial condition and results of operations of the ELBA GROUP Companies as set forth in the Annual Statement referred to herein. With the exception of liabilities resulting from executory contracts (nicht vollstandig erfullte Vertrage) the ELBA GROUP Companies do not have any liabilities (including but not limited to claims arising from product liability) or obligations, whether known, unknown, accrued, absolute, contingent or otherwise which have not been either (i) in the case of liabilities and obligations of a type customarily reflected on the corporate balance sheets of the ELBA GROUP Companies, reflected on the Annual Statements in accordance with local GAAP (ii) incurred, consistent with past practice, in the ordinary course of business since the date of the balance sheet and which do not involve more than DM 25,000.00 individually or DM 100,000.00 in the aggregate, or (iii) liabilities and obligations described in

                               Attachment 3.11.2b

         of the reference deed.

3.12 The accounts receivable reflected in the books and records of the ELBA GROUP Companies as of the Effective Date, less a bad debt reserve equal to the sum of (i) a bad debt reserve as of the Effective Date equal, as a percentage of total receivables, to the reserve set forth in the December 31, 1996 Combined Financial Statements plus (ii) fifty percent (50%) of the excess of the bad debt reserve set forth in the Effective Date Balance Sheet over the bad debt reserve calculated pursuant to (i) above, will be fully collectible within 180 days from the Effective Date. If and to the extent that such accounts receivable are not collected within such 180-day period, and provided that the Purchasers have given notice to the Sellers of any such accounts receivable not collected within 90 days after the Effective Date, the Total Purchase Price for the Shares will be adjusted downward by the amount of such uncollected receivables and the Sellers shall pay the amount thereof first from the Escrow Amount and, next, from Sellers' funds to the extent of any deficiency in the Escrow Amount within 10 business days of notice to such effect upon tender of transfer of the respective accounts receivable by the respective creditor company to the Sellers. Notwithstanding such delivery, Sellers may request that the Purchasers continue efforts to collect such amounts in Purchasers' own name (but for the benefit of Sellers) and, if not so requested, Purchasers may request that Sellers coordinate collection efforts with Purchasers in the event that Purchasers believe that independent collection efforts by Sellers would be detrimental to Purchasers' ongoing relationship with the account debtor. Payments received from or credited to any customer shall be applied first to the invoice identified by such customer, or if not identified, then in payment of such customer's oldest account receivable, unless such customer shall specifically allege that such receivable is in dispute, in which event the payment shall be applied in payment of the undisputed portion of such receivable and then in payment of the customer's next oldest undisputed account receivable. The Purchasers specifically agree not to influence in any way how a customer pays an invoice other than in the order which they have been sent to such customer and not to settle, compromise or reduce the amount, or delay the payment, of any invoice existing as of the Effective Date except in the ordinary course of business and consistent with the Seller's prior practice. The Purchasers agree to use collection procedures for the collection of the accounts receivable that are substantially the same as used by the ELBA GROUP Companies prior to Effective Date. To the extent that any of such accounts receivables are collected by the Purchasers after the adjustment to the Total Purchase Price or payment of the deficiency by the Sellers, as the case may be, the Purchasers shall pay such amounts to the Sellers within 10 business days after receipt thereof.

3.13 The inventories of the ELBA GROUP Companies are accurately shown in the books and records of the Companies and are, as regards quantity and quality, to the extent not depreciated or covered by respective reserves as shown in such books and records (1) in the case of raw materials, supplied goods and semi-finished goods usable in the ordinary course of business, and (2) in the case of finished products and merchandise goods, in a condition which permits their sale in the ordinary course of business at then prevailing market prices.

3.14
                                 Attachment 3.14

         of the reference deed contains a complete and correct list and summary description of the ELBA GROUP Companies' hospitalization, insurance plans or arrangements providing for benefits for employees of the ELBA GROUP Companies, except for benefits stipulated by generally applicable laws in the industry. Such Schedule also lists the names and compensation of all persons whose total annual compensation (direct and indirect) from any of the ELBA GROUP Companies (whether salary, bonus or otherwise) during the last fiscal year was DM 100,000.00 or more, or who are presently scheduled to receive compensation of at least DM 100,000.00 during the current fiscal year or whose employment is not terminable with a notice period longer than those provided for under generally applicable laws, save for restrictions under generally applicable laws, by any of the ELBA GROUP Companies. The method of accruing vacations by the ELBA GROUP Companies on its books and records is in accordance with local GAAP.


         Exhibit 3.14 contains true and complete copies of agreements pursuant to which all pension and similar plans and obligations of the Elba Electric GmbH to Mr. and Ms. Schultz are terminated. All pensions and similar plans and obligations the ELBA GROUP Companies will be terminated in consideration of the transfer by the ELBA GROUP Companies of the pension assets (life insurance, etc) to the pension beneficiaries on its books as of June 20, 1997. Such agreements are valid and binding and have been, or will be implemented at the sole cost and expense of Sellers. To the extent any such termination shall not be effective on the Effective Date, Sellers shall cause such terminations to become effective as soon as practicable thereafter but in any event within 60 days. There are no liabilities of the ELBA GROUP Companies whatsoever arising from these pensions as of the Effective Date or thereafter and Sellers shall cause each employee entitled to participate therein to deliver written releases of the ELBA GROUP
         Companies from all liabilities thereunder. The Sellers agree to indemnify and keep indemnified the ELBA GROUP Companies against any costs, expenses, loss or other liability including, but not limited to, any tax liability of the ELBA GROUP Companies arising from or in connection with the administration or winding up of any pension plan or in connection with any claim which is brought against the ELBA GROUP Companies relating to any pension plan. Sellers shall not, however, be required to indemnify in respect of any tax liability of any ELBA GROUP Company arising as a result of the forgiveness of any unfunded liability under any such pension plan.

3.15     The   ELBA   GROUP   Companies   have   paid   out   no constructive
         dividends   (verdeckte Gewinnausschuttungen).

3.16     The ELBA GROUP Companies are the owner of real estate as specified in

                                Attachment 3.16a

         of the reference deed (collectively, the "Real Estate"). The respective excerpts from the cadastrial chart (Katasterplan), land register, and construction encumbrance register (Baulastenverzeichnis) for the Oberhausen and Einsiedel site and equivalent documents for the other jurisdictions in which the other ELBA GROUP Companies are located are attached as

                                Attachment 3.16b

         of the reference deed accurately reflect the factual and legal circumstances relating to the Real Estate. Save as expressly stated otherwise in

                                Attachment 3.16c

         of the reference deed the Real Estate is free from any encumbrances and any other rights for the benefit of third parties which may not be seen from the land register or construction encumbrances register or any other register. There are no filings for registration which are not yet registered in the land register or construction encumbrances register or any other register. To Sellers' best knowledge, the Real Estate and the Rented Real Estate (as defined below) and the use thereof conform in all respects with all covenants and restrictions applicable to the Real Estate and all applicable building, zoning, land use and other laws apart from environmental laws covered by Section 3.30 and no failure of the Real Estate or the Rented Real Estate or their use to so conform will have an adverse effect on the ELBA GROUP Companies.

         The ELBA GROUP Companies have rented the real estate as specified in

                                Attachment 3.16d

         of the reference deed and Exhibit 3.16.d (collectively, the "Rented Real Estate"). Save as expressly stated otherwise in

                                Attachment 3.16e

         of the reference deed the Real Estate and the Rented Real Estate constitutes the premises actually used by the ELBA GROUP Companies. No additional premises are used by the ELBA GROUP Companies and the respective rental agreements are to the best of Sellers' knowledge valid and binding and enforceable in accordance with their terms, and are in full force and effect. There is no default or breach thereof by the Companies or to the best of Sellers' knowledge of any other party thereto.

         Except as set forth in

                                Attachment 3.16f

         of the reference deed to the extent any stockholder, officer or director of the ELBA GROUP Companies or any affiliate or associate of such person is a party to any lease, the Sellers believe that such lease is upon equivalent terms as would have been obtained if such lease was negotiated with unrelated third parties. True and complete copies of all leases including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, are attached in Attachment 3.16f of the reference deed.

         Except as set forth on Attachment 3.16f of the reference deed, the Sellers and/or the ELBA GROUP Companies have not received any notice of or writing by any insurance company which has issued a policy covering any part of any Real Estate or Rented Real Estate or by any governmental authority requiring any repairs or work to be done on any part of any Real Estate or Rented Real Estate within the past 3 years which have not been complied with or performed. All of the public utilities required for the operation of the Real Estate or Rented Real Estate in the manner currently operated are installed and operating, and all installation and connection charges have been paid in full or provided for.

      In respect of the Real Estate of Elba Ltd. there is not, and so far as the Sellers are aware has not been, in force any policy relating to defective title or restrictive covenant indemnity.

       Elba Ltd. is not in occupation of or entitled to any estate or interest in any land or premises save the Real Estate and Rented Real Estate of Elba Ltd.

         As to Elba Ltd., the Sellers are not actually or contingently liable as an original contracting party, or as a guarantor of any party to or as an assignee having given direct covenant, or otherwise contractually liable in respect of any lease or leasehold property or license connected therewith.

3.17     With the exception of the items listed in

                                 Attachment 3.17

         of the reference deed or Attachment 3.23 or 3.31 of the reference deed,
         (i) all assets necessary for or used in the present business operations of the ELBA GROUP Companies are reflected in the respective Annual Statements or have been acquired in the ordinary course of business since the dates thereof, and (ii) the ELBA GROUP Companies are the legal and beneficial owner of all fixed assets (Gegenstanden des Anlagevermogens) used in its business operations. Such assets are free from any encumbrances or any other rights for the benefit of third parties. Such assets are in a good operating and maintenance condition, except as set forth in Attachment 3.17 or 3.23 or 3.31 of the reference deed and except for normal wear and tear and wear in the ordinary course of business. The ELBA GROUP Companies respectively are the legal and beneficial owner of all current assets (Gegenstande des Umlaufvermogens) used in its business operations except for those listed in Attachments 3.17 or 3.23 or 3.31 of the reference deed. Such assets are free from any encumbrances and any other rights for the benefit of third parties with the exception of statutory pledges or retention of title rights entered into the ordinary course of business for liabilities reflected in the Annual Statements.

3.18     The list attached as

                                 Attachment 3.18

         to the reference deed completely and correctly sets forth all intellectual property rights and copyrights used in the business of the ELBA GROUP Companies (including, without limitation, patents, utility models, trademarks, tradenames, design patents, copyrights and all applications therefor, but excluding standard software for personal computers and business equipment for which the ELBA GROUP Companies have valid licenses) owned by the ELBA GROUP Companies or with respect to which the ELBA GROUP Companies have been granted a license for use, as well as of, with respect to such rights in respect to which the ELBA GROUP Companies have been granted a license for use, a list of the relevant license agreements (with the exceptions of standard software for personal computers and business equipment, for which the ELBA GROUP Companies have valid licenses). To the best of Sellers' knowledge the ELBA GROUP Companies do not use any intellectual property rights, nor is any of the ELBA GROUP Companies dependent on any such rights other than those set forth in Attachment 3.18 of the reference deed (with the exceptions of standard software for personal computers and business equipment, for which the ELBA GROUP Companies have valid licenses). To the best of Sellers' knowledge no intellectual property or copyrights used by the ELBA GROUP Companies have been challenged by nor infringes upon the rights of any third parties.

3.19     Unless listed in

                                 Attachment 3.19

         of the reference deed there are no ongoing contractual relationships between the ELBA GROUP Companies on the one side and the Sellers, their relatives or businesses affiliated with the Sellers within the meaning of Section 15 of the German Stock Corporation Act (Aktiengesetz) on the other side except for the Shareholders Loan and employment agreements with the Sellers. All such contractual relationships except for the Shareholder Loan will be terminated on or prior to the Effective Date without cost or further obligation to the ELBA GROUP Companies or the Purchasers. At the Effective Date there will be no liabilities or obligations resulting from any such relationships except for the Shareholder Loan and Sellers`rights to receive the pension assets.

         The ELBA GROUP Companies are not a party to or bound by any agreement or involved in any transaction in which any officer, director or stockholder, or any affiliate or associate of any such person has, or had when made, a direct or indirect material interest except (i) for the management agreement between KRP and MAW Holding B.V. referred to in Attachment 3.23 of the reference deed and being terminated on the Effective Date, (ii) a trust agreement with Mr. Heinz Stengel regarding the Trust Share, (iii) agreements described in Attachments 3.14, (iv) employment and service agreements and (v) the Shareholder Loan.

3.20 The ELBA GROUP Companies have received no oral or written complaints with respect to its supply, purchase, sale, distribution, sales representative or similar agreements necessary for the normal operation of the business or any notice from any customer that it intends to return any inventory of any of the ELBA GROUP Companies other than in customary amounts in the ordinary course of business.

                                 Attachment 3.20

         of the reference deed contains a true and complete list of all of the ELBA GROUP Companies' 20 largest suppliers and customers (or all suppliers and customers, if less than 20, but not including suppliers and customers representing turnover of less than DM 20,000.00 per year).  The ELBA GROUP  Companies  have received no notice stating that any such supplier or customers expects to materially reduce its business with the Companies by reason of the transactions contemplated by this Agreement or for any other reason whatsoever. The ELBA GROUP Companies have no agreement or understanding with any customer that upon return of any products to any of the ELBA GROUP Companies that such customer will be entitled to a credit for any amount other than the invoice price of the products so returned, except to the extent required under generally applicable laws. Except as is set forth in Attachment 3.20 of the reference deed, (i) the ELBA GROUP Companies are not a party to or bound by any distributorship, dealership, sales agency, franchise, license or similar agreement which relates to the sale or distribution of its products and services, (ii) the ELBA GROUP Companies do not have any sole-source supplier of significant goods or services (other than utilities) with respect to which practical alternative sources are not available on substantially equivalent terms and conditions, (iii) there are not pending, and to Sellers' and the ELBA GROUP Companies' knowledge there are not threatened, any collective labor negotiations, strikes or grievances involving or affecting the ELBA GROUP Companies and, to the Sellers' and the ELBA GROUP Companies' knowledge, no organizing activities involving union representation exist in respect of any of its employees, (iv) the ELBA GROUP Companies neither give nor are bound by any express warranties relating to its products or services other than stated in the catalogue of standard business terms, or otherwise, attached in Attachment 3.23 of the reference deed and, to the knowledge of the Sellers and the ELBA GROUP Companies, there has been no assertion of any breach of product warranties which could have a material adverse effect on the business or financial condition of the ELBA GROUP Companies and, to the knowledge of the Sellers and the ELBA GROUP Companies, there are no general manufacturing or design defects with respect to any product or any defective services sold by the ELBA GROUP Companies whether relating to its safety, efficacy, fitness for purpose sold or otherwise.

3.21     The list attached as

                                 Attachment 3.21

         of the reference deed completely and accurately sets forth all bank accounts of the ELBA GROUP Companies and the respective signatories.

3.22
                                 Attachment 3.22

         of the reference deed and Exhibit 3.22 completely and accurately set forth all insurance policies (except standard motor vehicle insurance) taken out by or for the benefit of the ELBA GROUP Companies or its business operations. The respective policy holder is in good standing with respect to its obligations under the insurance policy. No insurance policy will lapse upon the consummation of this Agreement.

3.23

                                 Attachment 3.23

         of the reference deed and Exhibit 3.23 completely and accurately set forth all outstanding agreements and obligations (whether written or orally concluded) of the ELBA GROUP Companies and not reflected in other Attachments (hereinafter referred to as the ,,Material Contracts") relating to one of the following items or concluded with, or granted to, one of the following parties:

         3.23.1 all agreements and obligations relating to the acquisition, sale, encumbrance of other dispositions of real estate or rights equivalent to real estate rights;

          3.23.2 all agreements relating to the acquisition or sale of fixed assets (Gegenstande des Anlagevermogens), including intangible and tangible fixed assets (with the exception of real estate and rights equivalent to real estate rights) and financial assets the value of which exceeds DM 50,000.00 in the individual case;

         3.23.3 all business lease agreements (Pachtvertrage), rental agreements (Mietvertrage) or leasing arrangements (Leasing-vertrage) to the extent that they require annual payments of DM 5,000.00 in the individual case;

         3.23.4 all license agreements entered into by each of the ELBA GROUP Companies as licensor or licensee to the extent that they require annual payments of DM 1,000.00 in the individual case;

         3.23.5 all credit agreements entered into by the ELBA GROUP Companies as lender or borrower, with the exception of shareholders loans, inter-company loans and customary extensions of payment dates for receivables or payables granted or received in the ordinary course of business, as well as all factoring arrangements;

         3.23.6 all agreements with domestic or foreign authorized dealers (Vertragshandler) or agents as well as all similar distribution agreements which either in case of their termination result in compensation claims against the ELBA GROUP Companies or whose notice period for termination exceeds one (1) month;

         3.23.7 all agreements with advisers to the extent that they require annual payments in excess of DM 50,000.00 in the individual case;

         3.23.8 catalogue of standard business terms used in the day-to-day business of the ELBA GROUP Companies;

         3.23.9 all collective bargaining agreements and shop agreements entered into by the Companies or to which the Companies are subject (with the exception of multifacility, regional or multi-regional collective bargaining arrangements);

         3.23.10 all cooperation and similar agreements with third parties and any agreement or obligation having an restrictive impact on competition;

         3.23.11 all agreements or obligations entered into or assumed by the ELBA GROUP Companies outside the ordinary course of its business to the extent that they require annual payments of DM 10,000.00 in the individual case;

         All Material Contracts are valid and enforceable, and their validity and enforceability has not been legally contested or questioned. No Material Contract is terminated nor to the best of Sellers' knowledge about to be terminated. Neither the ELBA GROUP Companies nor to the best of Sellers' knowledge its contracting partner has breached or is in default with respect to any Material Contract.

3.24     The list attached as

                                 Attachment 3.24

         of the reference deed completely and accurately sets forth all employees of the ELBA GROUP Companies and identifying those employees who are eligible for periodical bonuses based upon their individual performance. No employee marked therein as "important" by the Purchasers has declared his or her intention to terminate his or her employment relationship with the ELBA GROUP Companies as requested by the Purchasers.

3.25     The list attached as

                                 Attachment 3.25

         of the reference deed completely and accurately sets forth all powers of attorney issued by the ELBA GROUP Companies and presently in force which are not reflected in the excerpt from the commercial register attached as Attachments 3.2a through 3.3a of the reference deed.

3.26 The ELBA GROUP Companies have duly prepared and timely filed all tax and social security returns. All taxes, social security contributions (Sozialversicherungsbeitrage), and all other public law dues of any kind owed by the ELBA GROUP Companies have been paid when due or accrued for in the Annual Statements or the books of the ELBA Group Companies.

                                 Attachment 3.26

         of the reference deed is a complete and correct description of the corporate income tax structure of the usable equity (verwendbares Eigenkapital) pursuant to Section 30 of the German Corporate Income Tax Act of Elba Electric GmbH and Elba Modul GmbH shown in the Annual Statements.

3.27 The ELBA GROUP Companies have applied for, received, and used all public grants only in accordance with applicable law and in compliance with all regulatory orders and conditions. No such grants will have to be repaid due to circumstances known to the Sellers at the time of execution of this Agreement.

3.28     The list attached as

                                 Attachment 3.28

         of the reference deed completely and accurately sets forth all legal disputes and regulatory proceedings to which the ELBA GROUP Companies are party or subject. Aside from the listed disputes and proceedings no disputes or proceedings are pending or threatened, nor to the Sellers' knowledge are there any circumstances which are likely to give rise to such disputes or proceedings. No pending proceeding will result in a material adverse effect to any of the ELBA GROUP Companies.

3.29 To the Sellers' best knowledge, neither the operation nor any of the ELBA GROUP Companies' products violate any applicable law or regulatory orders. The ELBA GROUP Companies are not engaged in any activity or omitting to take any action as a result of which they are in violation of any law, rule, regulation, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the ELBA GROUP Companies or any of its properties, products, operations, businesses, pension or other employee benefit plans, labor practices, including without limitation, any laws, rules, and regulations regarding to air, water, solid or liquid waste disposal practices, health or safety practices, advertising practices or hiring, promotion or retirement practices, the violation of which may result in a material and adverse effect on the business or condition (financial or otherwise) of the ELBA GROUP Companies. The ELBA GROUP Companies have all regulatory permits required for the conduct and continuation of its present operations. To the best of Sellers' knowledge none of such permits has been revoked or is about to be modified or restricted.

 3.30 Notwithstanding the classification of the Oberhausen Real Estate and Rented Real Estate (if any) in the "ltlastenkataster" or any accrual in respect of environmental liabilities on the Effective Date Balance Sheet, the Real Estate and Rented Real Estate used by the ELBA GROUP Companies and all other operational facilities are free from any pollution of the soil, ground water, air or any other environmental pollution created during the use or ownership of such Real Estate by the ELBA GROUP Companies and, to the ELBA GROUP Companies' and the Sellers' knowledge during the periods prior to or subsequent to such use or ownership by the ELBA GROUP Companies. The business operations of the ELBA GROUP Companies do not cause and have not caused any pollution of the soil, water, air or any other environmental pollution with respect to which any of the ELBA GROUP Companies could be held liable. With the exception of the items listed in

                                 Attachment 3.30

         of the reference deed the ELBA GROUP Companies have complied with and have received no notice of any violation of all applicable environmental and zoning laws and other provisions. The fresh water supply , the disposal of waste water and emission of gases, solids, and effluents are fully assured for the present business operations.

         No other provision in this Agreement shall be construed in any way as to give the Purchasers and/or the Guarantor any rights with respect to the environmental subject matter hereof.

3.31 Since December 31, 1996, and continuing through the Effective Date, the business operations of the ELBA GROUP Companies have been conducted exclusively in the ordinary course of business, in accordance with cautious practice and substantially in the same manner as before. There have been no materially adverse changes with respect to such business operations or the asset, financial or result situation or with respect to important assets or contracts of the ELBA GROUP Companies. No hidden reserves have been dissolved or withdrawn except in the ordinary course of business.

         Except as and to the extent set forth in

                                 Attachment 3.31

         of the reference deed, since the last Annual Statements the ELBA GROUP Companies have not:

         3.31.1 suffered any material adverse change in its working capital, condition (financial or otherwise), assets liabilities, business, operations or prospects;

         3.31.2 incurred any material liabilities or obligations except items incurred in the ordinary course of business and consistent with past practice which do not, in the aggregate, exceed DM 100,000.00;

         3.31.3            paid,   discharged  or  satisfied  any  claim,
                           liabilities   or  obligations  (absolute,  accrued,
                           contingent or otherwise) other than (i) the repayment of Funded Debt as set forth on Attachment 3.8(b) of the reference deed, and repayment of intercompany obligations (ii) repayments on the Shareholder Loan as set forth in Attachment 0.8 of the reference deed and (iii) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected and reserved against in the Annual Statements or incurred in the ordinary course of business and consistent with past practice;

         3.31.4 permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subject to any mortgage, pledge lien, security interest, encumbrance, or restriction with the exception of statutory pledges or retention of title rights in the ordinary course of business;

         3.31.5 written down the value of any inventory or written off as uncollectable any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which are material;

         3.31.6 waived any claims or rights of substantial value, or sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) other than in the ordinary course of business and consistent with past practice and other than the netting of the shareholder loans as reflected in Attachment 0.8 of the reference deed and Exhibit 0.8;

         3.31.7 except in the ordinary course of business disposed of or permitted to lapse any rights to use any patent, trademark, trade name or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

                           3.31.8 granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

         3.31.9 made any single capital expenditure or commitment in excess of DM 50,000.00 for additions to property, plant, equipment or intangible assets or made aggregate capital expenditures and commitments in excess of DM 250,000.00 (on a consolidated basis) for additions to property, plant, equipment or intangible assets;

         3.31.10 declared, paid or set aside for payment any dividend or other distribution (including any preliminary or constructive distribution)in respect of capital stock other than (i) a dividend of NLG 1,000,000.00 declared by KRP,NLG 400,000.00 of which has been paid to MAW Holding B.V.and the remaining NLG 600,000.00 has been paid to,and has not been further distributed or paid out by, Elba Electric GmbH and(ii)a dividend of Pound Sterling 200,000.00 declared by Elba Ltd., Pound Sterling 50,000.00 of which has been paid to shareholders of Elba Ltd. other than Sellers and the remaining Pound Sterling 150,000.00 of which is due to Sellers, has not been paid and is being waived by Sellers;

         3.31.11 made any change in any method of accounting or accounting practice; or

         3.31.12 agreed whether in writing or otherwise, to take any action described in this Section unless such action is specifically excepted from this Section.

3.32     Except as set forth on

                                 Attachment 3.32

         of the reference deed, no agent, broker, person or firm acting on behalf of any of the ELBA GROUP Companies and the Sellers or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder's fee, or other like payment in connection with any of the transactions contemplated hereby, from any of the ELBA GROUP Companies.

3.33 No representation or warranty made by the Sellers in this Agreement or any of the Agreements contemplated hereby or delivered in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading.

3.34 The ELBA GROUP Companies have not incurred or paid any legal accounting or other costs in connection with this Agreement or the transactions contemplated hereby.


                                    SECTION 4
                                   Indemnities

 4.1 The Sellers hereby, jointly and severally, agree to indemnify, hold harmless, pay and reimburse the Purchasers and the ELBA GROUP Companies from and against any and all damages, (including, but not limited to, all legal and other expenses including reasonable attorneys' fees) sustained or incurred by any indemnified party, arising out of a breach of any of the representations and warranties under Section 3 or for any damage (including taxes) which may be sustained or incurred by Purchasers or Elba AG as a result of any non-compliance of Elba AG's financial statements and accounting system with applicable Swiss laws (each, a "Loss" and, collectively, "Losses"). The Sellers hereby jointly and severally agree to restore the Purchasers or the ELBA GROUP Companies, at the discretion of the Purchasers, to such position as it would have been in, had such statement or statements made pursuant to
         Section 3, been accurate. In the event that any claim is asserted against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such indemnified party (an "Indemnified Party") shall give written prompt notice thereof to the indemnifying party (an "Indemnifying Party") of such claim, action or proceeding (although the failure to give such notice shall not limit an Indemnified Party's right to indemnification unless the Indemnifying Party is prejudiced in defending such claim by such lack of notice), and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's own cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense; provided, however, that the Indemnifying Party shall not settle or compromise any claim, action or proceeding without the prior written consent of the Indemnified Party which will not be unreasonably withheld or delayed; and provided, further, that no consent shall be necessary if the Indemnified Party shall be unconditionally released and completely reimbursed for all Losses in respect of such claim. No claim will be subject to indemnification which is not asserted prior to the expiration of the relevant Survival Period set forth in Section 4.2 hereof. The legal principles stated in Sections 460 and 464 of the German Civil Code (Burgerliches Gesetzbuch) shall not apply.

         The Indemnified Parties shall not be entitled to an indemnification to the extent that (i) the incorrectness of an Annual Statement gives rise only to a transfer of an item from one accounting period to another resulting in a corresponding saving of taxes in any other year from 1997 onwards or such incorrectness does not result in an incorrectness in the Combined Financial Statements, (ii) Purchasers have been compensated for such claim pursuant to Section 2.6 or (iii) an item resulting in a Loss to one or more of the Indemnified Parties results also in payments under insurance coverages.

4.2 Any claims against the Sellers for breach of any of the warranties or representations under this Agreement must be in writing in a notice to the Sellers

        4.2.1 if relating to taxes, social security contributions and other public dues on or prior to the expiry of three months after the assessment order (Steuerbescheid), correction assessment order issued after the relevant tax or social security audit, or non-appealable tax or social security court judgment, as the case may be, for taxes or social security contributions relating to periods up to the Effective Date shall have been served and become final, except in cases of tax fraud and grossly negligent tax reduction, and

         4.2.2 if relating to the warranties given as to the title in the Shares and in the Shareholder Loan or legal defects thereto (Rechtsmangel) thirty years from the Effective Date;

         4.2.3           in all other cases, by August 31, 1998.

4.3      There shall be no liability  in respect of a relevant  claim under this
         Section 4, unless in the individual case the claim exceeds DM 100,000.00 or, in the aggregate the amount of any claims exceeds DM 1,000,000.00. Once an individual claim exceeds DM 100,000.00 or in the aggregate the amount of any claims exceeds DM 1,000,000.00 the Sellers have to indemnify the Purchasers or the ELBA GROUP Companies as the case may be for the total amount of the claim and not only for the amounts in excess of the aforementioned thresholds. The total amount of the Sellers' overall liability under this Section 4 is limited to an amount of DM 13,000,000.00 (in words: Deutsche Mark thirteen million). The above limitations shall in any event not apply to a liability relating to the warranties as to the title in the Shares and in the Shareholder Loan or legal defects thereto (Rechtsmangel) and/or warranties relating to taxes, warranties with respect to the Shareholder Loan in Section 3.8; warranties specifically relating to payments of costs by Sellers and warranties in Section 3.12 and the warranty containd in Section 3.14 as far as it relates to the termination of any pension or similar plan.

4.4 The Purchasers shall cause the ELBA GROUP Companies to permit the Sellers and such of their advisors as are bound by professional secrecy obligations to participate in all tax and social security field audits of the ELBA GROUP Companies in relation to all periods up to the Effective Date. The Purchaser shall procure that the ELBA GROUP Companies inform the Sellers of the announcement or commencement of such field audit without any undue delay. If no agreement can be reached about the results of any such field audit, then Purchasers shall, upon Sellers' request, cause the respective ELBA GROUP Companies to initiate legal proceedings against the respective tax assessment order (Steuerbescheid) or social security assessment order and, if necessary, conduct a legal action in accordance with Sellers' instructions. The cost of any such legal action shall be borne by Sellers.

 4.5 The legal remedies against the Sellers shall be limited to the enforcement of the rights and claims explicitly provided for in this Agreement. The Purchasers and the Guarantor shall not be entitled to a rescission or diminution of the Total Purchase Price except as set forth in Section 2.6 of this Agreement.


                                    SECTION 5
                              Release of Securities

         Commerzbank AG and Volksbank e.G. Bruchsal (collectively "the Banks") have, as of the date hereof, confirmed the repayment of the Funded Debt of the ELBA GROUP Companies and released, or have agreed, upon receipt of written notice of termination of the relevant credit facility from Mr. Schultz, to release all security (e.g. land charges, transfer of title for security arrangements, assignment of trade account receivables) which the ELBA GROUP Companies have provided to the Banks as collateral. The confirmations issued by the Banks are attached as

                                  Attachment 5

         to the reference deed.


                                    SECTION 6
                                    Guaranty

Guarantor hereby irrevocably guarantees the fulfillment of all the obligations of the Purchasers under this Agreement.


                                    SECTION 7
                             Covenant not to Compete

 7.1 Sellers undertake for a period of five (5) years from the Effective Date not to engage in any activity, either as an investor, employee, officer, director, consultant or otherwise, which would, directly or indirectly, compete with or result in competition with the present business operations of the ELBA GROUP Companies including, without limitation, Sellers shall not establish or acquire any business operations which would, directly or indirectly, compete with the business operations of the ELBA GROUP Companies, or acquire shares in such business, or advise such business. It is understood that the activity of the Sellers and the shares held by them in Eurotest System-electronic GmbH and Eurotest Testsysteme GmbH, both at Hauptstrasse 121 in Altlussheim, do not compete with the present business operations of the ELBA GROUP Companies, provided, however, that such activities shall be limited to the production and sale of laboratory equipment, testing equipment and testing systems.

7.2 This covenant not to compete shall not apply to the acquisition of 5 percentor less of the shares of companies listed on a stock exchange.


7.3      In the event that a breach of the  covenant not to compete set forth in
         Section 7.1 continues after a remediation period of one month has expired within which Sellers have not ceased their conduct in spite of a written warning issued by any of the Purchasers, then the Sellers shall be liable to pay to Purchasers a contractual penalty in the amount of DM 100,000.00 (in words: Deutsche Mark onehundred thousand). In the event of a continuing violation, for each additional month that the violation continues the Sellers shall pay a further contractual penalty in the amount of DM 100,000.00 (in words: Deutsche Mark onehundred thousand). The Purchasers reserve any other rights they may have to request further damages or discontinuance of the prohibited conduct.

7.4 It is understood between the parties that Section 7.3 shall not apply to any activity of the Sellers in the United Kingdom. As far as the United Kingdom is concerned, the parties agree that each of the undertakings set out in this Section 7 is separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind each of the Sellers. No restriction contained in this Agreement, or in any agreement or arrangement of which this Agreement forms part, which causes this Agreement or that agreement or arrangement to be subject to registration under the Restrictive Trade Practices Act 1976 applicable in the United Kingdom will take effect until the day after particulars of this Agreement or of that agreement or arrangement, as the case may be, have been furnished to the Director General of Fair Trading pursuant to that Act.


                                    SECTION 8
              Confidentiality, Non-Solicitation and Press Releases

8.1 The Sellers shall keep confidential their knowledge about the ELBA GROUP Companies and its business operations and not use such confidential information for themselves or for any others, unless the relevant facts are publicly known or the disclosure is legally required. Sellers agree not to solicit or entice away any employees of the ELBA GROUP Companies to assume employment with the Sellers or a business affiliated with Sellers.

8.2 The parties to this Agreement agree to keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to the respective other party and its affiliated companies.

8.3 Neither party shall make any press release nor any similar public announcement with respect to the transaction contemplated in this Agreement without the prior written agreement of the other party except as required by applicable law.



                                    SECTION 9
                                  Miscellaneous

9.1 The costs, taxes, and expenses associated with this Agreement including the fees assessed by any Cartel Authority, if any, in connection with the required merger control notification and any transfer taxes resulting from the agreements and transactions set forth in this Agreement, but only up to that amount which would be payable if Mr. Schultz and Ms. Schultz were the sole and absolute owners of the Shares, shall be borne by Purchasers except for the following:

         9.1.1 each party shall bear the costs and fees of its own professional advisors;

         9.1.2 the Guarantor shall bear the cost of James Elision, Corporate Partnering Associates.


          9.1.3 Purchasers shall bear the notarization costs of this deed and the reference deed except for an amount of DM 30,000.00 thereof which shall be borne by the Sellers.

9.2 This Agreement, including this provision, may only be amended by written or, if necessary, notarial instrument.


9.3 The invalidity or unenforcability of any provision of this Agreement shall not affect the validity and enforceability of the remaining provisions. Any invalid or unenforceable provision shall, to the extent permitted by law, be replaced by such provision as comes closest to what the parties intended in accordance with the meaning and purpose of this Agreement, if they had considered such invalidity or unenforceability when entering into this transaction. This shall also apply to the identification of an obligation in terms of amount or time (period or date). The parties agree that they will cooperate to amend this Agreement to reflect any such matter.

9.4 Any agreements made heretofore between the parties to this Agreement are superseded by the conclusion of this Agreement.

9.5 Any notice required to be given by any party hereto to the other shall be deemed validly served and received if hand-delivered or sent by or by a reputable express courier, or by registered or recorded letter sent to the following address:

         If to the Sellers:
                          Mr. Ing. grad. Horst Schultz
                              Gebruder-Grimm-Weg 1
                                68804 Altlusshein
                                     Germany
         -------------------------------------------------

         If to the Purchasers:
                             Computer Products Inc.
                             7900 Glades Road # 500
                          Boca Raton, FL 33434, U.S.A.
                          Attn: Mr. Richard J. Thompson
         -------------------------------------------------

         If to the Guarantor:
                             Computer Products Inc.
                             7900 Glades Road # 500
                          Boca Raton, FL 33434, U.S.A.
                          Attn: Mr. Richard J. Thompson
         -------------------------------------------------

         each party may replace the address given for it by advising the other party in writing of its new address.

9.6 As process agent ("Zustellungsbevollmachtigter") for the initiation of a legal action or services which need to be made in a pending legal dispute as well as for the receipt of any declaration of will requiring receipt (,,empfangs-bedurftige Willenserklarung") each of the Purchasers and the Guarantor appoints each partner of the Frankfurt am Main office of the law firm Wessing Berenberg-Gossler Zimmermann Lange, Freiherr-vom-Stein-Str. 24-26, 60323 Frankfurt am Main.

9.7 For purposes of any notices under this Agreement, each of the Sellers shall have power to act for and bind the other Seller. For purposes of any notices under this Agreement, each of the Purchasers and the Guarantor shall have power to act for and bind the other Purchasers. With respect to any rights the Purchasers may have according to the terms and conditions of this Agreement the following shall apply: each Purchaser shall be entitled to claim any rights it may have according to this Agreement on his own regardless of the actions of the other Purchaser. Joint creditorship (,,Gesamtglaubigerschaft") is excluded.

 9.8 This Agreement shall be governed by the laws of the Federal Republic of Germany.

         All disputes arising from this Agreement including its validity shall be finally settled in English, according to the Arbitration Rules of the German Institute of Arbitration e.V. (DIS) without recourse to the ordinary courts of law according to the Arbitration Agreement which is attached as Exhibit 9.8. The arbitration tribunal may also decide on the validity of this Arbitration Agreement. Arbitration shall be conducted in Frankfurt am Main, Germany, and proceedings shall be in the English language.

9.9. It is agreed that any document containing the signature of Mr.Schultz shall be deemed signed by both Mr. and Ms. Schultz and notices or other documents received by Mr. Schultz shall be deemed received by Ms. Schultz.


9.10 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to completion to vest in the Purchaser legal and beneficial ownership of the Shares in accordance with this Agreement and otherwise to give effect to its terms.


                                   SECTION 10
                                 General Release

         Each of the Sellers agree that he or she has no claims or rights of action against any ELBA GROUP Company whatsoever, has not transferred any such claim or right to any other party and any such claim or right which may exist is irrevocably released and waived, including, without limitation, claims and rights with respect to any dividend declared but not paid by any ELBA GROUP Company EXCEPT FOR the Shareholder Loan, Sellers' right to receive certain pension assets in consideration of the termination of pension plans in accordance herewith and any claim or right arising hereunder.

         Sellers have delivered or caused to be delivered to Purchasers general releases of, or similar general waivers of claims against, Purchasers from each other holder of Shares identified in the WHEREAS clause and Mr. R.H. Grijseels, in form and substance reasonably satisfactory to Purchasers.


Without prejudice to any contractual agreement between the parties, the officially appointed representative of the Notary Public then advised the deponents of the following:

- The Purchaser of the Share assumes liability in law for cash contributions to the share capital of the Company not yet effected, if any, as well as for any shortfall in the value of capital contributions in kind, if any, and for any repayment of capital;

- shares in a GmbH can only be validly transferred under German law if the transferor is the lawful owner of the shares, there being no concept of bona fide acquisition of shares under German law. The Sellers are liable for the transfer of the Shares which they do not own to the Purchasers as they have agreed to sell said shares.

The officially appointed representative of the Notary Public furthermore advised the deponents that he has not checked whether the Sellers are the lawful owners of the shares of the company and whether the Sellers can validly transfer the shares to the Purchasers.

The officially appointed representative of the Notary Public did not provided the deponents with advice on tax matters of any kind. He recommended obtaining expert advice on tax matters.

The officially appointed representative of the Notary Public expressly recommended obtaining separate legal advice on the legal consequences of this transaction in the various governing legal systems especially with respect to their statutory prerequisites of the transfer of Shares.

Despite these recommendations the deponents requested immediate notarization of this transaction.



THEREUPON, this notarial deed and the Exhibits 3.14, 3.16d, 3.22, 3.23 and 9.8 were read aloud in the presence of the officially appointed representative of the Notary Public to the deponents, were approved by them, and signed by them in their own hands before the officially appointed representative of the Notary Public and by the officially appointed representative of Notary Public as follows:




IN WITNESS WHEREOF, the undersigned have executed this Agreement this 22nd day of July, 1997.

SELLERS:

HORST SCHULTZ
-------------
Mr. Ing. grad. Horst Schultz



BRIGITTE SCHULTZ
----------------
Mrs. Brigitte Schultz



PURCHASERS:


HERBERT Elektronische Gerate GmbH & Co. KG
By: Herbert Zehnte  Beteiligungs- und  Verwaltungs-GmbH,  as general  partner for Herbert Elektronische Gerate GmbH & Co. KG


By:   RICHARD J. THOMPSON
      -------------------
      Mr. Richard J. Thompson
      Geschaftsfuhrer


DUTOR HOLDING B.V.


By: DR. ERICH MICHEL
    ----------------
    ATTORNEY AT LAW



COMPUTER PRODUCTS POWER
CONVERSION LIMITED (U.K.)


By: DR. ERICH MICHEL
    ----------------
    ATTORNEY AT LAW



GUARANTOR:

COMPUTER PRODUCTS INC.


By:   RICHARD J. THOMPSON
      -------------------
      Mr. Richard J. Thompson
      Title:   Vice President